Exhibit 10.1

Central Pacific Financial Corp.
2023 Annual Executive Incentive Plan

Purpose:

The purpose of this plan is to reinforce the mission and corporate goals of Central Pacific Financial Corp. and its subsidiaries. The plan is designed to help the Company attract, retain and motivate a talented executive team. This team's performance, both as a team and as individuals, contributes directly to serving the Company's customers and communities, sustaining the Company's strong financial performance, and adding value for the shareholders.

Definitions:

The following terms will have the indicated meanings throughout this document. Whenever appropriate, words used in the singular may include the plural and vice-versa.

"Base Salary" means the annual base salary (excluding, for the avoidance of doubt, any bonus, commission payments or other extra cash compensation on an annualized basis) paid to the Participant on the last day of the Plan Year. For example, a Participant who is paid a monthly salary of $20,000 as of the last day of the Plan Year will have an annualized base salary of $240,000 for purposes of calculating any annual incentive payment under the Plan.

"Board" means the Board of Directors of Central Pacific Financial Corp.

"CEO" means the Chief Executive Officer of Central Pacific Financial Corp.

"Company" means Central Pacific Financial Corp. and its subsidiaries.

"Committee" means the Compensation Committee of the Board. However, if a member of the Compensation Committee is not a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term "Committee" includes any such committee or subcommittee, to the extent of the Compensation Committee's delegation.

"Participant" means the individual in a given position who is selected to participate in this Plan in accordance with the terms of the Plan.

"Plan" means this 2023 Annual Executive Incentive Plan.

"Plan Year" means Central Pacific Financial Corp.'s fiscal year, unless otherwise determined by the Committee or the Board.

Administration:

The Plan will be administered by the Committee. The Committee may, in its sole discretion, delegate certain aspects of recordkeeping and administration to specified individuals.

The Committee is given full authority to develop such rules, regulations, procedures and communications as it deems necessary or advisable to administer the Plan and interpret its provisions. Any determination, decision, interpretation or other action of the Committee, after ratification by the Board, will be considered final and binding upon all Participants and any person claiming entitlement to an award under the Plan.

Participation:

In order to be considered for participation in the Plan, an employee of the Company must have been placed on full- time active status with the corporate title of Executive Vice President or above, no later than January 1st of the Plan Year. For each Plan Year, the CEO will recommend to the Committee the employees (by name and/or by class) who should participate in the Plan for that Plan Year and the Committee will approve the CEO's recommended list of the Participants (with such modifications as it determines) within the first 90 days of the Plan Year.

The selected Participants will be notified in writing by April 30th of the Plan Year. This communication will notify Participants of their participation and the target percentages of their incentive.

A Participant must receive at least a "Meets Expectations" performance appraisal rating during the Plan Year in order to receive any payment under the Plan. Any exceptions from this provision must be recommended by the CEO and approved by the Committee.

Participants in this Plan are ineligible for participation in any other Company annual incentive cash bonus programs for the applicable Plan Year.

Performance Period:

Unless otherwise determined by the Committee the term over which performance shall be evaluated shall be the Plan Year.

Actual Awards:

Actual awards will be calculated according to the following performance measures: (a) corporate performance objectives, (b) business unit objectives, and (c) individual objectives. The target performance objectives will be established in writing and approved by the Committee for each Plan Year. The weight each measure is accorded for each Participant for each Plan Year shall be determined by the Committee.

Corporate Performance Objectives. The Committee shall establish the business criteria, financial metrics, and other performance-related benchmarks used to assess the performance of the Company (“Performance Measures”). Each Performance Measure may be designated to apply on a “core” basis, where at the discretion of the Committee certain non- recurring items may be excluded for purposes of determining the attainment of the Performance Measure(s). In addition, any Performance Measure(s) may be used to measure the performance of the Company as a whole, or of any subsidiary, affiliate or business unit of the Company, in comparison with peer group performance or to a published or special index, or any combination of the foregoing, as the Committee, in its sole discretion, deems appropriate. Without limiting the generality of the preceding sentences, the Committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occurs during a Plan Year: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) reorganization or restructuring programs; (e) extraordinary or nonrecurring items; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.

Business Plan and Individual Performance Objectives. Business plan and individual performance will be measured following Plan Year end against the applicable Plan Year’s strategic business goals and personal goals established by the Committee.

Target Bonus and Maximum Bonus. The Committee will establish for each Participant a target bonus and a maximum bonus for the Plan Year, each expressed as a percentage of the Participant's Base Salary.

Participant Payout. Each Participant's actual award will be based upon the extent to which the applicable performance measures are achieved in such percentages as the Committee may establish, subject to the Participant's achieved performance exceeding any minimum threshold established by the Committee. In no case will the actual award amount payable under the Plan to any Participant exceed the maximum bonus established for the Participant by the Committee. The Committee may reduce or eliminate the amount payable under any award in its discretion (for any reason or no reason). Payment of any award amounts will be made after audited financial statements are made available, but no later than March 15 of the calendar year following the year in which the Plan Year closes, or such later date as permitted by applicable tax rules pertaining to deferred compensation.

Termination of Employment:

The Participant must remain actively employed by the Company on the last day of the designated Plan Year to be considered eligible for any potential payment under this Plan and must remain actively employed by the Company on the date the award is paid. Any exceptions to this provision must be approved by the Committee, in its sole discretion, provided that any award amounts will be paid no later than March 15 of the calendar year following the year in which the Plan Year closes, or such later date as permitted by applicable tax rules pertaining to deferred compensation.

Non-Transferability of Award:

An award, or potential award, granted under this Plan shall not be assignable or transferable by the Participant other than by will or the laws of descent and distribution.

No Right to Employment:

This Plan does not constitute a contract between the Company and its employees. Neither establishing this Plan nor taking any action as a result of the Plan shall be construed as giving any employee the right to be retained by the Company for any period of time, or to be employed in any particular position, at any particular rate of pay, or to provide any other job- related benefits.

Plan is Unfunded:

All payments to be made under the Plan shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

Section 409A of the Internal Revenue Code:

It is the Company’s intent that payments under the Plan are exempt from, and do not constitute “deferred compensation” subject to, Section 409A of the Code and that the Plan be administered accordingly. If and to the extent that any payment is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable hereunder to a Participant by reason of his or her termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined by the Company), such payment shall not be made or provided before the date that is six months after the date of the Participant’s separation from service (or his or her earlier death). Neither the Company nor its affiliates shall have any liability to any Participant, Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A of the Code.

Amendment or Termination of Plan:

The Committee, with ratification from the Board, may from time to time or at any time amend or terminate the Plan without notice to Participants.
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